Item 77D Cash Management Fund Institutional
(a series of DWS Institutional Funds)


At a meeting held July 15-16, 2008, the Board of Directors of Cash Management Fund Institutional, a series of DWS Institutional Funds, approved the Fund's participation in a securities lending program
(the "Program") effective on or about August 13, 2008. Pursuant to the program, the Fund may lend its investment securities in an amount up to 33 1/3% of its total assets to approved institutional borrowers who need to borrow securities in order to complete certain transactions.


Item 77D Cash Reserves Fund Institutional (a series of DWS Institutional Funds)


At a meeting held July 15-16, 2008, the Board of Directors of Cash Reserves Fund Institutional, a series of DWS Institutional Funds, approved the Fund's participation in a securities lending program
(the "Program") effective on or about August 13, 2008. Pursuant to the program, the Fund may lend its investment securities in an amount up to 33 1/3% of its total assets to approved institutional borrowers who need to borrow securities in order to complete certain transactions.


Item 77D DWS Equity 500 Index Fund (a series of DWS Institutional Funds)


At a meeting held May 21-22, 2008, the Board of Directors of DWS Equity 500 Index Fund, a series of DWS Institutional Funds, approved the Fund's increased participation in a securities lending program (the "Program") effective on or about June
6, 2008. Pursuant to the program, the Fund may now lend its investment securities in an amount up to 33 1/3% of its total assets to approved institutional borrowers who need to borrow securities in order to complete certain transactions.


Item 77D DWS EAFE(r) Equity Index Fund (a series of DWS Institutional Funds)


At a meeting held May 21-22, 2008, the Board of Directors of DWS EAFE(r) Equity Index Fund, a series of DWS Institutional Funds, approved the Fund's increased participation in a securities lending program (the "Program") effective on or about June
6, 2008. Pursuant to the program, the Fund may now lend its investment securities in an amount up to 33 1/3% of its total assets to approved institutional borrowers who need to borrow securities in order to complete certain transactions.


Item 77D DWS U.S. Bond Index Fund (a series of
DWS Institutional Funds)


At a meeting held May 21-22, 2008, the Board of Directors of DWS U.S. Bond Index Fund, a series of
DWS Institutional Funds, approved the Fund's increased participation in a securities lending program (the "Program") effective on or about June
6, 2008. Pursuant to the program, the Fund may now lend its investment securities in an amount up to 33 1/3% of its total assets to approved institutional borrowers who need to borrow securities in order to complete certain transactions.

C:\Documents and Settings\e461801\Local Settings\Temporary
Internet Files\OLK441\Exhibit 77D DWS Cash Reserves Fund -
Instiutional.doc